FRIEDMAN LLP®

ACCOUNTANTS AND ADVISORS

September 21, 2022

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by Diamondhead Casino Corporation under Item 4.01 of its Form 8-K dated September 21, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Diamondhead Casino Corporation contained therein.

Very truly yours,

/s/ Friedman LLP
Marlton, New Jersey